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                                                                   EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 24, 1997, except as to Note 16 which is as of September 29, 1997, which appears on page F-2 of the Registration Statement on Form S-3 (No. 333-35875) as amended, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended January 31, 1997 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.



PRICE WATERHOUSE LLP
Morristown, New Jersey
October 21, 1997